Exhibit 99.1

ELEMENT 21 ACQUIRES EXCLUSIVE DISTRIBUTION LICENSE FOR STATE-OF-THE-ART NANOTECH INSULATION TECHNOLOGY FOR USE IN SPORTS APPLICATIONS

Company Initially Intends to Focus Its Sales Efforts on Insulation for the $2.4 Billion Worldwide Market for Sports Apparel and Footwear

TORONTO, Jan. 14, 2010 (GLOBE NEWSWIRE) -- Element 21 Golf Company (OTCBB:ETGF) ("Element 21"), the leader in applications of high tech materials in sports industry, announced today that it has signed an exclusive agreement for the licensing and distribution of Zeroloft Aspen Aerogels(TM) Insulation for sports applications including apparel and footwear.

Aspen Aerogels'(TM) superior insulation technology has been recognized as one of the Top 10 Nanotech Products by Forbes Magazine in 2005 and has even been used by NASA for insulating astronauts in space. Its applications in the sports apparel and footwear industry are vast as it has scientific and market tested data verifying that it increases thermal protection more than two to twelve times that of traditional insulation fillers such as down or polyester fiber. Additionally, it can provide a weight savings of as much as 80% when compared to traditional insulation fillers.

According to a new report from the NPD Group, worldwide sales of sports equipment, apparel and footwear was $278.4 billion (185.6 billion euros) in 2007, with the U.S. share of the market at about 36%. Element 21 initially intends to market and distribute Zeroloft Insulation as an integrated solution for the needs of the estimated $2.4 billion worldwide sports apparel and footwear market. Management believes its early focus will be on seeking distribution relationships with larger worldwide apparel and footwear manufacturers that are leaders in their categories or known for their state-of-the-art products.

Commenting on the agreement, Dr. Nataliya Hearn, Chairman, President and CEO of Element 21, stated, "We are extremely excited to have acquired these licensing rights for Zeroloft Aspen Aerogels(TM). By entering this multibillion dollar market we begin the next phase of growth for Element 21 as we look to become a state-of-the-art sports- related products company addressing the needs of the sports equipment, apparel and footwear industries. This opens up new doors for us in this market and we intend to pursue this and other opportunities for the benefit of the Company and our shareholders."

About Zeroloft

Zeroloft (www.zero-loft.com) is in the business of manufacturing proprietary new nanotechnology-based materials and composites for consumer products for energy conservation, recycling, and home green energy solution. Zeroloft Aspen Aerogels(TM) is manufactured from Aspen Aerogels Spaceloft(TM), based on nanoporous aerogel, material that holds 15 world records in the Guinness Book of World Records. In addition, it is proven to have better insulation capacity by a factor of two to twelve times over any existing insulation materials. Independent, comparative data may be accessed at http://zeroloft.com/media/Aerogel_thermal_insulation.pdf. Aerogel insulation, used by Zeroloft, has a track record of over five years of use and service in industrial, cryogenic and oil and gas business by shipbuilders and oil and gas companies.

About Element 21

Element 21 is a leader in the application of high tech materials in the sports industry including advanced Scandium Alloy golf products and biofiber fishing equipment. Element 21's premier products are golf clubs (www.e21golf.com) and fishing poles made out of Scandium and biofiber materials, which are lighter and stronger than Titanium, Graphite and Steel. Element 21's golf clubs have been used by renowned golf pros, such as the winner of the FedEx Cup in 2008.

Element 21 has developed award-winning fishing products (www.e21fishing.com). Element 21's Carrot Stix(TM) represents the latest in cutting-edge technology, using a newly developed proprietary method of integrating nano level cellulose bio-fibers into the rod. The fishing products recently were recognized as the "BEST OF SHOW" in the 2007 and 2008 ICAST shows, the world's largest sports fishing show.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. You should not place undue reliance on these forward-looking statements. Information concerning factors that could cause our actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

CONTACT:  Legend Securities, Inc.
John M Columbia
718-233-2677
Fax: 888-586-6515
jcolumbia@legendsecuritiesinc.com

Acorn Management Partners, LLC
Investor Relations:
John R. Exley, III
866-491-3739
678-368-4002
JRE@acornmanagementpartners.com
http://www.acornmanagementpartners.com

Element 21 Sports Company
1-888-365-2121 ext 106
sales@e21golf.com
Media / Marketing:
Nigel DaCosta
1-416-362-2121 ext. 104
Nigel.Dacosta@e21sports.com
http://www.e21Sports.com